Exhibit 10(h)

     Amendment dated as of May 4, 1999 to Agreement dated as of June 22, 1998 by and between EMCOR Group, Inc., a Delaware corporation (the "Company"), and FRANK
T. MACINNIS (the "Executive").

     WHEREAS, the Company and the Executive are parties to a certain agreement dated as of June 22, 1998 (the "Continuity Agreement") providing for employment and severance benefits under certain circumstances; and

     WHEREAS, the Company and the Executive desire to amend the Continuity Agreement as hereafter provided. NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

1. Paragraph (i) of Section 1 of the Continuity Agreement setting forth one of the events of a "Change of Control" (as defined in the Continuity Agreement) is hereby amended to read as follows:

          "(i) any person or persons acting in concert (excluding Company benefit plans) becomes the beneficial owner of securities of the Company having at least 25% of the voting power of the Company's then outstanding securities; or"

2. The first and second paragraphs of subsection 3(a) of the Continuity Agreement are hereby amended to read as follows:

          "The Executive shall be entitled to the severance benefits provided in
          Section 4 hereof in the event Executive's employment is terminated (A) within two years following a Change of Control (i) by the Company without Cause or (ii) by Executive for Good Reason or (B) prior to a Change of Control, as a result of an Anticipatory Termination.

          Notwithstanding the foregoing, Executive shall not be entitled to severance benefits in the event of a termination of employment on account of death, Disability or Retirement, but excluding any such termination which is coincident with a termination which would otherwise give rise to severance benefits or subsequent to an event constituting Good Reason. For purposes of this Agreement:"


3. Clause (v) of subsection 3(c) of the Continuity Agreement is hereby amended to read as follows: "(v) failure to provide for and obtain the assumption of this Agreement by any successor entity;"

4. The last sentence of subsection 3(e) of the Continuity Agreement is hereby amended to read as follows:

          "During any period in which a dispute between the Company and the Executive is pending, the Executive shall continue to receive his salary (including any Bonus) and benefits as if his employment with the Company had continued through the date of the final determination thereof (i.e. after decision following any trial or arbitration proceeding and after all appeals therefrom or after the time for any appeals therefrom has run) and any such payments or benefits shall not be offset against any severance, either under this Agreement or otherwise, to which Executive may be entitled."

5.

     (a) The second sentence of subsection 4(a) of the Continuity Agreement is hereby amended to read as follows:

               "In addition at the time of the above payment, the Executive shall be entitled to an additional lump sum cash payment equal to the sum of (A) Executive's annual salary through the date of termination, (B) an amount equal to Executive's annual bonus, for any calendar year ending before such termination occurs, which would have been payable had Executive remained in employment until the date such bonus would otherwise have been paid, (C) a pro-rata portion of the Bonus (calculated through the date of termination), and (D) an amount, if any, equal to compensation previously deferred (excluding any qualified plan deferral) and any accrued vacation pay, in each case, in full satisfaction of Executive's rights thereto."

     (b) Subsection 4(a) of the Continuity Agreement is hereby further amended by adding the following sentence at the end of such subsection:

               "If payment of the amounts referred to herein is not made by the Company to the Executive within such 10 day period, the Company shall pay the Executive interest thereon at the rate of 10% per annum."

6. Subsection 5(a) of the Continuity Agreement is hereby amended by adding the following sentence at the end of such subsection:

          "If payments required pursuant to this subsection to be made by the Company to the Executive are not made within such five day period, the Company shall pay the Executive interest thereon at the rate of 10% per annum."

7. Subsection 5(e) of the Continuity Agreement is hereby amended by adding the following sentence at the end of such subsection:

          "If such amounts are not reimbursed to the Executive by the Company within such five day period, the Company shall pay the Executive interest thereon at the rate of 10% per annum."

8. Section 10 of the Continuity Agreement is hereby amended to read in its entirety as follows: "10. Expenses. In addition to all other amounts payable to the Executive under this Agreement, the Company shall pay or reimburse the Executive for legal fees (including without limitation, any and all court costs, arbitration costs, and attorneys' fees and expenses), incurred by the Executive in connection with or as a result of any claim, action or proceeding brought by the Company or the Executive with respect to or arising out of this Agreement or any provision hereof; unless, in the case of an action brought by the Executive, it is determined by an arbitrator or by a court of competent jurisdiction that such action was frivolous and was not brought in good faith. Such legal fees shall be paid or reimbursed by the Company to the Executive from time to time within five business days following receipt by the Company of copies of bills for such fees and if the Company fails to make such payment within such five day period, the Company shall pay the Executive interest thereon at the rate of 10% per annum."

9.   Section 14 of the Continuity Agreement is hereby deleted in its entirety.

10.  Section 15 of the Continuity  Agreement is hereby renumbered Section 14 and
     Section 16 of the Continuity Agreement is hereby renumbered Section 15.

11. Section 16 of the Continuity Agreement, which is hereby renumbered Section 15, is hereby amended to read in its entirety as follows:

          "Except as otherwise provided in an Amended and Restated Employment Agreement dated as of May 4, 1999 between Executive and the Company, as may be amended from time to time hereafter, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein."

12. Except as specifically amended hereby, all of the terms, conditions and provisions of the Continuity Agreement shall stand and remain unchanged and in full force and effect. No reference to this Amendment to the Continuity Agreement need be made in any instrument or document at any time referring to the Continuity Agreement, and reference to the Continuity Agreement in any of such shall be deemed to be a reference to the Continuity Agreement as amended hereby.

IN WITNESS WHEREOF, the undersigned have executed this Amendment Agreement as of the day and year fist above written.

                                             EMCOR GROUP, INC.
                                             BY:


                                             ___________________________________
                                             Frank T. MacInnis, Executive